EXHIBIT 10.26 - THE PEP BOYS DEFERRED COMPENSATION PLAN

THE PEP BOYS
DEFERRED COMPENSATION PLAN

Effective March 19, 2004

ARTICLE 1
PURPOSE

          In recognition of the services provided by certain key employees, the Board of Directors of THE PEP BOYS – MANNY, MOE & JACK wishes to adopt a deferred compensation plan (the “Plan”) to make additional retirement benefits and increased financial security, on a tax-favored basis, available to those individuals effective March 19, 2004. The Plan reads as follows:

ARTICLE 2
DEFINITIONS

          2.1          Definitions. The following words and phrases, when used in this Plan, shall have the following meanings:

                         Affiliate means any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company. “Affiliate” also includes any other organization related to the Company that is designated as such by the Board.

                         Associate means any individual employed by the Company on a regular, full-time basis at the manager level or above (determined in accordance with the personnel policies and practices of the Company) as designated by the Company, including citizens of the United States employed outside of their home country and resident aliens employed in the United States; provided, however, that to qualify as an “Associate” for purposes of the Plan, the individual must be a member of a group of “key management or other highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA whose Compensation is within the top 5% of all Associates of the Company ranked by Compensation.

                         Base Salary means the amount of base salary paid to each Associate before any reduction for amounts deferred by the Participant pursuant to any Code section 401(k) plan or Code section 125 plan, or pursuant to this Plan or any other non-qualified plan that permits deferrals of compensation.

                         Base Salary Deferral means that portion of Base Salary as to which a Participant has made an annual irrevocable election to defer receipt until the date specified under the In-Service Distribution Option or the Retirement Distribution Option.

                         Beneficiary means the person or persons (natural or otherwise) designated by the Participant in accordance with Section 11.3.

                         Board means the Board of Directors of the Company.

                         Bonus means the amount earned by an Associate under any annual incentive plan maintained by the Company.

                         Cause means (i) the continued failure of the Associate to perform substantially his duties with the Company (other than such failure resulting from an Associate’s Disability), (ii) any act by the Associate of illegality, dishonesty or fraud in connection with the Associate’s employment, (iii) the willful engaging by the Associate in gross misconduct which is demonstrably and materially injurious to the Company or its affiliates, (iv) the Associate’s conviction of or pleading guilty or no contest to a felony, or (v) a violation of the Associate’s employment agreement or non-competition agreement with the Company.

                         Change of Control means:

                         (a)          individuals who, on the Effective Date, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be an Incumbent Director;

                         (b)          any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors (the “Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions:  (i) by the Company or any subsidiary of the Company in which the Company owns more than 50% of the combined voting power of such entity (a “Subsidiary”), (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding the Company’s Voting Securities pursuant to an offering of such Voting Securities, or (iv) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c));

                         (c)          a merger, consolidation, statutory share exchange or similar form of corporate transaction is consummated involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company’s Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Company’s Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Company’s Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board of Directors’ approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”);

                         (d)          a sale of all or substantially all of the Company’s assets is consummated;

                         (e)          the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

                         (f)          there occur such other events as the Board of Directors may designate.

               Notwithstanding the foregoing, a Change of Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company’s Voting Securities as a result of the acquisition of the Company’s Voting Securities by the Company which reduces the number of the Company’s Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change of Control of the Company shall then occur.

                         Code means the Internal Revenue Code of 1986, as amended from time to time and includes any regulations issued thereunder.

                         Company means The Pep Boys – Manny, Moe & Jack.

                         Company Stock Fund means the Deemed Investment Option under the Plan for which the rate of return credited to a Participant’s Distribution Accounts shall be based on the actual performance of the common stock of the Company.

                         Compensation means the sum of Base Salary and Bonus paid to an Associate.

                         Deemed Investment Options means the deemed investment options selected by the Participant from time to time pursuant to which deemed earnings are credited to the Participant’s Distribution Accounts.

                         Disability or “Disabled” means a medically determinable physical or mental impairment of a permanent nature which prevents a Participant from performing his customary employment duties without endangering his health and which would qualify the Participant for Social Security disability benefits or a benefit under the Pep Boys – Manny, Moe & Jack Long Term Disability Salary Continuation Plan.

                         Distribution Option means the two distribution options which are available under the Plan, consisting of the Retirement Distribution Option and the In-Service Distribution Option.

                         Distribution Account or “Accounts” means, with respect to a Participant, the Retirement Distribution Account and/or the In-Service Distribution Account established on the books of the Employer, pursuant to Section 5.1, which is used solely to calculate the amount payable to each Participant as well as the “Accounts” to which are credited the Mandatory Bonus Deferrals and the Matching Contributions under Sections 4.2 and 4.4(a), respectively.

                         Distribution Option Period. “Distribution Option Period”  means a period of Plan Years for which an Eligible Associate elects, in the Enrollment Agreement, the time and manner of payment of amounts credited to the Eligible Associate’s In-Service Distribution Option Account for such Plan Years. As required by Section 6.3, the Distribution Option Period must end at least two Plan Years prior to the Plan Year selected for the initial distribution for that Distribution Option Period.

                         Effective Date means the effective date of the Plan, which is March 19, 2004.

                         Eligible Associate means any Associate who is designated by the Board as eligible to participate in the Plan.

                         Employer means the Company and any Affiliate which is authorized by the Company to adopt the Plan and cover its Eligible Associates and whose designation as such has become effective upon acceptance of such status by the Affiliate. An Affiliate may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan and amendments thereto shall apply to the Eligible Associates of the Affiliate. In the event the designation is revoked by an Affiliate, the Plan shall be deemed terminated only with respect to such Affiliate.

                         Enrollment Agreement means the authorization form which an Eligible Associate files with the Plan Administrator to participate in the Plan.

                         ERISA means the Employee Retirement Income Security Act of 1974, as amended.

                         In-Service Distribution Account means the Account maintained for a Participant for each Distribution Option Period to which Base Salary Deferrals and Voluntary Bonus Deferrals are credited pursuant to the In-Service Distribution Option.

                         In-Service Distribution Option means the Distribution Option pursuant to which benefits are payable in accordance with Section 6.3.

                         Mandatory Bonus Deferral means the portion of the Tier I Participant’s Bonus which is in excess of 150% of the Tier I Participant’s target bonus.

                         Matching Contributions are those credits made to the Participant’s Retirement Distribution Account by the Employer pursuant to Section 4.4.

                         Normal Retirement Age means age 62.

                         Participant means an Eligible Associate who has filed a completed and executed Enrollment Agreement with the Plan Administrator or its designee and is participating in the Plan in accordance with the provisions of Article 4 or an Eligible Associate who is employed as an officer of the Company and is eligible to receive a Bonus in any Plan Year in excess of 150% of the Eligible Associate’s target bonus. In the event of the death or incompetency of a Participant, the term shall mean the Participant’s personal representative or guardian. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Distribution Account(s).

                         Plan means this plan, called The Pep Boys Deferred Compensation Plan, as amended from time to time.

                         Plan Administrator means the committee appointed by the Board to act as the administrator of the Plan.

                         Plan Year means the 12 month period beginning on each January 1 and ending on the following December 31.

                         Retirement means the termination of the Participant’s Service with the Employer (for reasons other than death) at or after age 55.

                         Retirement Distribution Account means the Account maintained for a Participant to which Base Salary Deferrals, Voluntary Bonus Deferrals and Matching Contributions are credited pursuant to the Retirement Distribution Option.

                         Retirement Distribution Option means the Distribution Option pursuant to which benefits are payable in accordance with Section 6.1.

                         Service means the period of time during which an employment relationship exists between an Associate and the Employer, including any period during which the Associate is on an approved leave of absence, whether paid or unpaid. “Service” also includes employment with a non-participating Affiliate if an Associate transfers directly between the Employer and the Affiliate.

                         Tier I Participant means a Participant who is employed as an officer of the Company.

                         Tier II Participant means a Participant other than a Tier I Participant.

                         Termination Date means the date of termination of a Participant’s Service with the Employer and its Affiliates, including termination resulting from a Participant’s Disability, and shall be determined without reference to any compensation continuation arrangement or severance benefit arrangement that may be applicable.

                         Voluntary Bonus Deferral means the portion of the Participant’s Bonus earned in a Plan Year, which in the case of a Tier I Participant, is equal to or less than 150% of the Tier I Participant’s target bonus, as to which a Participant has made an annual irrevocable election to defer receipt until the date specified under the In-Service Distribution Option or the Retirement Distribution Option.

          2.2          Construction. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary.

ARTICLE 3
ADMINISTRATION OF THE PLAN AND DISCRETION

          3.1          The Plan Administrator shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Plan Administrator arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Employer, the Board, all Employees, all Beneficiaries of Employees and all persons and entities having an interest therein and the Enrollment Agreement of each Participant shall constitute that Participant’s acknowledgement and acceptance of the Plan Administrator’s authority and discretion.

          3.2          The Plan Administrator shall serve without compensation for their services unless otherwise determined by the Board. All expenses of administering the Plan shall be paid by the Company.

          3.3          The Company shall indemnify, defend and hold the Plan Administrator harmless from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

          3.4          Any decisions, actions or interpretations to be made under the Plan by the Company, the Employer, the Board or Plan Administrator shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

ARTICLE 4
PARTICIPATION

          4.1          Election to Participate. Annually, all Eligible Associates will be offered the opportunity to make a Base Salary Deferral and a Voluntary Bonus Deferral with respect to Base Salary and Bonus to be earned in the following Plan Year. Any Eligible Associate may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Plan Administrator by a date set by the Plan Administrator but in any event prior to the last day of the preceding Plan Year. Pursuant to said Enrollment Agreement, the Eligible Associate shall irrevocably elect, except as provided below, (a) the percentages, in whole percentages, by which (as a result of payroll reduction) an amount equal to any whole percentage of the Participant’s Base Salary or Bonus to be earned during that Plan Year, in each case after required nondeferrable payroll tax and other authorized or required deductions, will be deferred, (b) the Distribution Accounts to which such amounts will be credited and (c) the time and manner of distribution from the Retirement Distribution Account and shall provide such other information as the Plan Administrator shall require. The first Enrollment Agreement filed by an Eligible Associate during any Distribution Option Period must also set forth the Participant’s election as to the time and manner of distribution of amounts credited to the Participant’s In-Service Distribution Account, and earnings credited to such amounts, during such Distribution Option Period. The Company may establish minimum or maximum amounts of Base Salary Deferrals and Voluntary Bonus Deferrals that may be elected under this Section and may change such standards from time to time. Any such limits shall be communicated by the Company to the Plan Administrator and by the Plan Administrator to the Participants prior to the commencement of a Plan Year. Notwithstanding anything herein to the contrary, a Participant may elect to cease the Base Salary Deferrals or Voluntary Bonus Deferrals, being made in the current Plan Year on the Participant’s behalf by giving the Plan Administrator at least 30 days’ advance written notice of such election and agreeing not to make any further Base Salary Deferrals and Voluntary Bonus Deferrals under the Plan for the balance of the current Plan Year and all of the next Plan Year.

         4.2          Mandatory Participation. Each Tier I Participant who is eligible to receive a Bonus in any Plan Year in excess of 150% of the Tier I Participant’s target bonus will automatically be enrolled in the Plan with such sum credited to an Account for the Tier I Participant. The Deemed Investment Option for a Mandatory Bonus Deferral shall be a money market fund selected by the Company. The Mandatory Bonus Deferral shall vest according to the following schedule provided that the Participant does not have a Termination Date prior thereto:

Plan Years following Year Earned	Vested Percentage

One year, but less than two	33.33%
Two years, but less then three	66.66%
Three or more years	100%

Notwithstanding the foregoing, if the Tier I Participant dies or becomes Disabled while employed by the Employer, or terminates employment on or after attaining Normal Retirement Age, the Mandatory Bonus Deferral shall vest immediately on the Termination Date.

          4.3          New Eligible Associates. The Plan Administrator, acting on behalf of the Employer, may, in its discretion, permit employees who first become Eligible Associates after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, as soon as practicable following the date the Associate becomes an Eligible Associate but, in any event, within 30 days after such date. Notwithstanding the foregoing, however, any election by an Eligible Associate, pursuant to this section, to make a Base Salary Deferral or Voluntary Bonus Deferral shall apply only to such amounts as are earned by the Eligible Associate after the date on which such Enrollment Agreement is filed.

          4.4          Matching Contributions.

          (a)           If a Tier I Participant elects to direct a portion of his Voluntary Bonus Deferral to the Company Stock Fund, the Employer shall credit to such Tier I Participant’s Account a Matching Contribution equal to 100% of the Voluntary Bonus Deferral which the Tier I Participant elected to direct to the Company Stock Fund, up to 20% of the Tier I Participant’s Bonus. The Deemed Investment Option for the Matching Contribution shall be the Company Stock Fund until such time as the Matching Contribution is vested and distributed. After such Matching Contribution is fully vested it shall be paid as soon as practicable in shares of Company common stock unless the Participant has elected, at the time and in the form specified by the Plan Administrator, to credit the then value of such Matching Contribution to the Participant’s In-Service or Retirement Account. The Matching Contribution under this Section 4.4(a) shall vest according to the following schedule provided that the Participant does not have a Termination Date prior thereto:

Plan Years following Credit	Vested Percentage

One year, but less than two	33.33%
Two years, but less then three	66.66%
Three or more years	100%

If the Tier I Participant dies or becomes Disabled while employed by the Employer, or terminates employment on or after attaining Normal Retirement Age, the Matching Contribution shall vest immediately on the Termination Date.

          (b)           The Company may credit an additional Matching Contribution to a Tier I Participant’s and/or a Tier II Participant’s Distribution Account for any Plan Year, as determined by the Company. Any such Matching Contribution shall be communicated by the Company to the Plan Administrator and by the Plan Administrator to the Participants. The Company shall also specify at the time of the credit whether such additional Matching Contribution shall be distributed at the same time as the underlying Participant contributions or earlier.

          (c)           Notwithstanding the foregoing, if a Participant is terminated for Cause, the Plan Administrator, acting on behalf of the Company, shall have the discretion to forfeit the vested portion of the Matching Contribution credited to such Participant’s Retirement Distribution Account.

          (d)           Matching Contributions will be credited as frequently as determined by the Plan Administrator, acting on behalf of the Employer, but in any event at least annually.

ARTICLE 5
DISTRIBUTION ACCOUNTS

          5.1          Distribution Accounts. The Plan Administrator shall establish and maintain separate Distribution Accounts with respect to each Participant for each Distribution Option Period and for the Retirement Account. A Participant’s Distribution Accounts shall consist of the Retirement Distribution Account and/or one or more In-Service Distribution Accounts. The amount of Base Salary Deferrals, Voluntary Bonus Deferrals and Mandatory Bonus Deferrals pursuant to Section 4.1 and Section 4.2 shall be credited by the Employer to the Participant’s Distribution Option Accounts no later than the first day of the month following the month in which such Base Salary or Bonus would otherwise have been paid, in accordance with the Distribution Option irrevocably elected by the Participant in the Enrollment Agreement, or in the case of Mandatory Bonus Deferrals, to the Tier I Participant’s Account and distributed in accordance with Section 7.2(c). Any amount once taken into account as Base Salary or Bonus for purposes of this Plan shall not be taken into account thereafter. The Participant’s Distribution Accounts shall be reduced by the amount of payments made by the Employer to the Participant or the Participant’s Beneficiary pursuant to this Plan.

          5.2          Returns on Distribution Option Accounts. A Participant’s Distribution Accounts shall be credited with returns in accordance with the Deemed Investment Options elected by the Participant from time to time. Unless otherwise provided under this Plan, Participants may allocate their Retirement Distribution Account and/or each of their In-Service Distribution Accounts among the Deemed Investment Options available under the Plan only in whole percentages of not less than five percent. The rate of return, positive or negative, credited under each Deemed Investment Option is based upon the actual investment performance of the investment fund(s) designated by the Plan Administrator from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges. The Plan Administrator reserves the right, on a prospective basis, to add or delete Deemed Investment Options.

          5.3          Deemed Investment Options. Except as otherwise provided pursuant to Section 5.2, the Deemed Investment Options available under the Plan shall consist of the Company Stock Fund and such other investments funds as the Plan Administrator designates. Notwithstanding that the rates of return credited to Participants’ Distribution Accounts under the Deemed Investment Options are based upon the actual performance of the investment funds designated by the Plan Administrator, the Company shall not be obligated to invest any Base Salary Deferral by Participants under this Plan, or any other amounts, in such portfolios or in any other investment funds. Investments in the Company Stock Fund are limited to elections under Section 4.4 only.

          5.4          Changes in Deemed Investment Options. A Participant may change the Deemed Investment Options to which the Participant’s Distribution Accounts are deemed to be allocated with whatever frequency is determined by the Plan Administrator which shall not be less than four times per Plan Year; provided, however, a Tier I Participant who has elected to invest a portion of his Voluntary Bonus Deferral in the Company Stock Fund may not change such investment option (for such Voluntary Bonus Deferrals or for the related Matching Contributions). Each such change may include (a) reallocation of the Participant’s existing Accounts in whole percentages of not less than five percent, and/or (b) change in investment allocation of amounts to be credited to the Participant’s Accounts in the future, as the Participant may elect.

          5.5          Valuation of Accounts. The value of a Participant’s Distribution Accounts as of any date shall equal the amounts theretofore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such Accounts in accordance with Section 5.2 through the day preceding such date, less the amounts theretofore deducted from such Accounts.

          5.6          Statement of Accounts. The Plan Administrator shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable setting forth the balance standing to the credit of each Participant in each of his Distribution Accounts.

          5.7          Distributions from Accounts. Any distribution made to or on behalf of a Participant from one or more of his Distribution Accounts in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Deemed Investment Options to which such Account is then allocated.

ARTICLE 6
DISTRIBUTION OPTIONS

          6.1          Election of Distribution Option. In the Enrollment Agreement filed with the Plan Administrator for each Distribution Option Period and for the Retirement Account, the Participant shall allocate his or her deferrals between the Distribution Options in increments of ten percent and elect the time and manner of distributions from such Distribution Accounts. A Participant’s execution of the Enrollment Agreement shall also constitute acknowledgment that all decisions, interpretations and determinations by the Plan Administrator shall be final and binding on the Company, the Employer, Participants, Beneficiaries and any other persons having or claiming an interest hereunder.

          6.2          Retirement Distribution Option. Subject to Section 7.1, distribution of the Participant’s Retirement Distribution Account, if any, shall be made or commence on the first day of the 13th month immediately following the Participant’s Retirement.

          6.3          In-Service Distribution Option. Subject to Section 7.2, the Participant’s In-Service Distribution Account for any Distribution Option Period shall be distributed commencing in, and no later than, January of the Plan Year elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. Notwithstanding the foregoing, a Participant shall not be entitled to allocate any Compensation deferrals to an In-Service Distribution Account for a Distribution Option Period for the two Plan Years preceding the Plan Year which includes the date on which such Account is to be distributed and any such deferrals shall instead be allocated to the Retirement Distribution Account or to a subsequent In-Service Distribution Account if selected.

ARTICLE 7
BENEFITS TO PARTICIPANTS

          7.1          Benefits Under the Retirement Distribution Option. Benefits under the Retirement Distribution Option shall be paid to a Participant as follows:

                         (a)          Distribution of Benefits Upon Retirement. In the case of a Participant whose Service with the Employer terminates on account of Retirement and whose Retirement Distribution Account balance exceeds $25,000, the Participant’s Retirement Distribution Account shall be distributed in one of the following methods, as elected by the Participant in writing either in the Enrollment Agreement or in a separate election made prior to the date of the Participant’s Retirement: (i) in a lump sum; (ii) in annual installments over a 5, 10, 15 or 20 year period or (iii) by any other formula that is mathematically derived and is acceptable to the Plan Administrator. The first annual installment payments are equal to (i) the value of such Retirement Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established. The remaining annual installments shall be paid not later than January 31 of each succeeding Plan Year in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining. A Participant may change the election regarding the manner of payment of the Participant’s Account, as described in Section 6.1, at any time prior to the Participant’s Retirement.

                         (b)          Distribution of Benefits Upon Termination of Employment. In the case of a Participant whose Service with the Employer terminates prior to the earliest date on which the Participant is eligible for Retirement, or whose Retirement Distribution Account balance does not exceed $25,000, the Participant’s Retirement Distribution Account shall be distributed in a lump sum payment as soon as administratively practicable following the Participant’s Termination Date notwithstanding any other election by the Participant.

          7.2          Benefits Under the In-Service Distribution Option. Benefits under the In-Service Distribution Option shall be paid to a Participant as follows:

                         (a)          In-Service Distributions. Benefits under the In-Service Distribution Account shall be distributed to the Participant for any Distribution Option Period beginning on the date chosen by the Participant in the first Enrollment Agreement that designated all or a portion of the Base Salary or Bonus deferred to be allocated to the In-Service Distribution Account. In no event shall the date selected be earlier than the first day of the third Plan Year following the Plan Year in which the initial filing of the Enrollment Agreement was made with respect to that In-Service Distribution Account. The Participant may, subsequently amend the intended date of payment to a date later than that date initially chosen, by filing such amendment with the Plan Administrator no later than 12 months prior to the date of the first payment originally chosen. The Participant may file this amendment to defer the receipt of benefits under this Section only twice, and each amendment must provide for a payout under this Section at a date later than the election in force immediately prior to a filing of such amendment. The Participant’s In-Service Distribution Account shall be paid to the Participant in either: (i) a lump sum payment commencing no later than January 31 of the Plan Year elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established as it may have been amended in accordance with the preceding paragraph; or (ii) annual installments payable over a 2, 3, 4 or 5 year period. Annual installment payments, if any, equal to (i) the value of such In-Service Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. The remaining annual installments shall be paid not later than January 31 of each succeeding year in an amount equal to (i) the value of such In-Service Distribution Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining.

                         (b)          Benefits Upon Termination of Employment. In the case of a Participant whose Service with the Employer terminates prior to the date on which the Participant’s In-Service Distribution Account would otherwise be distributed, such In-Service Distribution Account shall be paid in a lump sum as soon as administratively practicable following the Participant’s Termination Date.

                         (c)          Distribution of Mandatory Bonus Deferral. Notwithstanding the foregoing, the vested portion of the Mandatory Bonus Deferral credited to a Tier I Participant’s Account, and related earnings, shall be distributed to the Tier I Participant in April of each of the three Plan Years following the Plan Year in which the Mandatory Bonus Deferral was credited to the Tier I Participant’s Account. If the Tier I Participant terminates employment on or after attaining Normal Retirement Age, dies or becomes Disabled prior to the end of this three year period, the entire balance shall be distributed to the Tier I Participant or his Beneficiary in a lump sum payment as soon as administratively possible following the Termination Date.

          7.3          Distribution of Benefits Upon a Change of Control. In the event of a Change of Control, within 30 days thereafter, a Participant may elect to receive the vested portion of the Participant’s Accounts. If a Participant elects to be paid a benefit under this Section 7.3, the lump sum payment due to the Participant (or Beneficiary, in the event of the Participant’s death) under this Section shall be made on the first day of the 13th month immediately following the end of the election period.

ARTICLE 8
SURVIVOR BENEFITS

          8.1          Death of Participant Prior to the Commencement of Benefits. In the event of a Participant’s death prior to the commencement of benefits in accordance with Article 7, distribution of the Participant’s Accounts shall be made to the Participant’s Beneficiary in a lump sum as soon as practicable on the first day of the seventh month following the Participant’s death. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of the Participant’s Accounts as of the last business day of the calendar month immediately preceding the date on which such benefit is paid. In lieu of the lump sum, a Beneficiary may elect, in the form and manner, and at the time specified by, the Plan Administrator, any form of payment allowed under Section 7.1 or 7.2, as applicable, that the Participant would have been able to elect had the Participant retired on the day before death.

          8.2          Death of Participant After Benefits Have Commenced. In the event a Participant dies after annual installment benefits payable under Section 7.1 or 7.2 have commenced, but before the entire balance of the applicable Distribution Account has been paid, any remaining installments shall continue to be paid to the Participant’s Beneficiary at such times and in such amounts as they would have been paid to the Participant had the Participant survived.

ARTICLE 9
EMERGENCY BENEFIT

          In the event that the Plan Administrator, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Employer shall pay to the Participant from the Participant’s Distribution Account(s), as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 11.9 (the “Emergency Benefit”). For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Emergency Benefits shall be paid first from the Participant’s In-Service Distribution Accounts, if any, to the extent the balance of one or more of such In-Service Distribution Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant. If the distribution exhausts the In-Service Distribution Accounts, the Retirement Distribution Account may be accessed. With respect to that portion of any Distribution Option Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Article, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year. It is intended that the Plan Administrator’s determination as to whether a Participant has suffered an “unforeseeable financial emergency” shall be made consistent with the requirements under section 457(d) of the Code.

ARTICLE 10
ACCELERATED DISTRIBUTION

          10.1        Availability of Withdrawal Prior to Retirement. Upon the Participant’s written election, the Participant may elect to withdraw all or a portion (minimum of 25%) of the Participant’s Distribution Account(s) at any time prior to the time such Distribution Account otherwise becomes payable under the Plan, provided the conditions specified in Section 10.3, Section 10.4, and Section 10.5 are satisfied.

          10.2        Acceleration of Periodic Distributions. Upon the Participant’s written election, the Participant or Participant’s Beneficiary who is receiving installment payments under the Plan may elect to have all or a percentage of the remaining installments distributed in the form of an immediately payable lump sum, provided the condition specified in Section 10.3 is satisfied.

          10.3        Forfeiture Penalty. In the event of a withdrawal pursuant to Section 10.1, or an accelerated distribution pursuant to Section 10.2, the Participant shall forfeit from his Distribution Account from which the withdrawal is made an amount equal to 10% of the amount of the withdrawal or accelerated distribution, as the case may be. The forfeited amount shall be deducted from the applicable Distribution Account prior to giving effect to the requested withdrawal or acceleration. The Participant and the Participant’s Beneficiary shall not have any right or claim to the forfeited amount, and the Employer shall have no obligation whatsoever to the Participant, the Participant’s Beneficiary or any other person with regard to the forfeited amount.

          10.4        Minimum Withdrawal. In no event shall the amount withdrawn in accordance with Section 10.1 be less than 25% of the amount credited to the Participant’s Distribution Account immediately prior to the withdrawal.

          10.5        Suspension from Deferrals. In the event of a withdrawal pursuant to Section 10.1, a Participant who is otherwise eligible to make deferrals under Article 4 shall be prohibited from making any deferrals with respect to the Plan Year immediately following the Plan Year during which the withdrawal was made, and any election previously made by the Participant with respect to deferrals for the Plan Year of the withdrawal shall be void and of no effect with respect to subsequent deferrals for such Plan Year.

ARTICLE 11
MISCELLANEOUS

          11.1        Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Plan Administrator, acting on behalf of the Company; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Accounts as of the effective date of such amendment, suspension, discontinuance or termination. Following a termination of the Plan, the Plan Administrator, acting on behalf of the Company, shall determine when amounts shall be distributed from each Participant’s Distribution Accounts notwithstanding any terms of the Plan to the contrary.

          11.2        Claims Procedure.

                         a.          Claim

                         A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth the claim.

                         b.          Claim Decision

                         Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

                         If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

                         (a)         The specific reason or reasons for such denial;

                         (b)         The specific reference to relevant provisions of the Plan on which such denial is based;

                         (c)         A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;

                         (d)         Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;

                         (e)         The time limits for requesting a review under subsection (c) and for review under subsection (d) hereof; and

                         (f)         The Participant’s right to bring an action for benefits under Section 502 of ERISA.

                         c.          Request for Review

                         Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Plan Administrator review its determination. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.

                         d.          Review of Decision

                         Within sixty (60) days after the Plan Administrator’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of this Agreement on which the decision is based and the Participant’s right to bring an action for benefits under Section 502 of ERISA. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

          11.3        Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

          11.4        Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Company for the benefit of its employees.

          11.5        No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

          11.6        Obligations to Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administrator.

          11.7        Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

          11.8        Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant’s Distribution Option Accounts in accordance with his prior elections.

          11.9        Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

          11.10      Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made. Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.

          11.11      Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

          11.12      Governing Law. The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflict of laws.

          11.13      Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

          11.14      Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

          11.15      Notice. Any notice or filing required or permitted to be given to the Plan Administrator or the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Plan Administrator or the Plan Administrator may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.